Exhibit 10.10

[_____], 2014

Mr. Todd Owens

c/o Fifth Street

777 West Putnam Avenue, 3rd Floor

Greenwich, CT 06830

Re:	Amended & Restated Employment Offer

Dear Todd:

Reference is made to that certain employment offer, dated as of September 2, 2014 (the “Original Agreement”) pursuant to which you were offered the position of Co-President of Fifth Street Management LLC (the “Company”) and FSC CT, Inc., which employment was to commence upon the earliest expiration of the notice period applicable in connection with your former employer, but in no event later than September 29, 2014. The Company and FSC CT, Inc. deem it advisable and appropriate to amend and restate the terms of the Original Agreement. For good and valuable consideration, the receipt and sufficiency of which you hereby acknowledge, you, the Company and FSC CT, Inc. agree to amend and restate the Original Agreement on the terms provided for herein, effective as of [_____], 2014 (the “Employment Letter”). The Employment Letter supersedes all prior written or oral agreements between you, the Company and FSC CT, Inc. with respect to your employment, and upon execution of this Employment Letter, the Original Agreement shall be of no force or effect.

The Company and its affiliates take employee development seriously and are dedicated to providing resources and pathways for personal growth and advancement. We believe that your experience and background will contribute much to our organization. We may, in our discretion, also request that you serve as an officer of various affiliates of the Company, which you agree to do under the terms of this employment offer. The position of Co-President shall report to our Chief Executive Officer.

1. Salary; Bonus; Equity. Commencing on your first day of employment (the “Commencement Date”), your annual salary will be $500,000; paychecks will be issued semi-monthly on the fifteenth day of each month and the last business day of each month. If the fifteenth day of the month falls on a weekend, paychecks will be issued the Friday prior to or the Monday following the weekend. If the day is a holiday, paychecks will be issued the following business day. You will receive a performance review each year and will be considered eligible for annual salary increases based on your performance.

Fifth Street | 777 West Putnam Avenue, 3rd Floor | Greenwich, CT 06830 | 203-681-3600 | 203-681-3879 (fax) | www.fifthstreetfinance.com

Mr. Todd Owens

[_____], 2014

For the period from the Commencement Date through December 31, 2014, and conditioned on your active service through such date, you shall receive an additional bonus such that your total compensation for the period ending on December 31, 2014 is $1.0 million (it being understood that bonus payments shall be made on or before March 15 of the year following the year of service). For your service in 2015, you will be eligible for a discretionary target bonus of at least $1.5 million, based on the achievement of such performance goals and other factors as the Company may in its sole discretion determine (the “2015 Bonus”). All bonuses shall be paid in accordance with the Fifth Street Deferred Bonus and Retention Plan (the “Plan”), a copy of which is attached hereto, so long as the Plan remains in effect; provided that, (i) any bonus due you with respect to the period ending December 31, 2014 shall not be subject to the Plan, (ii) 2015 shall be the “Award Year” under the Plan for the 2015 Bonus, (iii) for purposes of amounts that may be deferred under the Plan, the definition of “Cause” shall be as defined in this offer letter, and (iv) for purposes of the Plan your resignation for “Good Reason” (as defined in Annex B hereto) will be treated in the same manner as a termination by the Company without Cause.

In connection with your commencement of employment, you will be granted upon the pricing of the initial public offering (“IPO”) of Fifth Street Asset Management Inc. (“FSAM”) on or prior to March 31, 2015, (i) [1,054,217] options to purchase Class A shares of FSAM (the “Options”) and (ii) [191,176] restricted stock units of FSAM (the “RSUs”). The terms of the grant of Options and RSUs are set forth in Annex A attached hereto.

2. Benefits. You will become eligible to join Fifth Street’s health insurance plan the first of the month following the completion of 60 days of full-time employment in accordance with the terms of such plan. Fifth Street’s health insurance plan is currently structured so that we offer a choice of three plans: a basic plan, a mid-level plan and a high-level plan. The Company will pay approximately eighty percent (80%) of your medical policy premiums for the basic plan, and you will be responsible for approximately twenty percent (20%) of such premiums. If you choose either the mid-level or high-level plan, you will be responsible for the excess cost over the basic plan. We also currently will pay a portion of your dental policy premiums. From time to time, we may make changes to such plans in the future and you will be notified of any such changes.

You will be entitled to 25 days paid vacation each year (which shall accrue and be earned pro rata over the course of the year), starting with your third full month of employment, four sick days and holidays in accordance with Fifth Street’s written policies. You will be provided with a copy of our written policies on your start date.

You will become eligible to join Fifth Street’s 401(k) plan the first of the month after completing three months as a full-time employee (credit for your first month will be given as long as you have had at least one day of service during the month). Your participation is subject to the terms of the plan which may be amended from time to time.

Your business expenses will be reimbursed under the Company’s business expenses and reimbursement policies as in effect from time to time. You will be eligible for first class air travel on “red-eye” flights from California to New York City, and your other air travel will be business class (or, in the absence of available business class, first class).

Fifth Street | 777 West Putnam Avenue, 3rd Floor | Greenwich, CT 06830 | 203-681-3600 | 203-681-3879 (fax) | www.fifthstreetfinance.com

Mr. Todd Owens

[_____], 2014

In connection with your relocation to the New York City area, you will be entitled to (i) a housing allowance of $2500 per month through August 31, 2015 and (ii) payment by the Company or reimbursement to you of moving expenses of up to $30,000. You will be responsible for all taxes associated with such payments (except to the extent of any qualified moving expenses paid by the Company or qualified reimbursements).

Notwithstanding the foregoing, you will be entitled to at least a comparable level of benefits, in the aggregate, provided to other senior executives of the Company of comparable status (other than the Chairman) during the term of your employment by the Company.

3. At-Will Employment; Policies. While we hope that we both find our professional relationship mutually beneficial, you understand that your employment is “at-will.” This means that either you or we may terminate your employment at any time, for any or no reason. In the event that your employment is terminated without “Cause” (as defined in Annex B) or you resign for “Good Reason” (as defined in Annex B), in addition to the payment to you of any unpaid salary and benefits (including reimbursement for reimbursable business expenses incurred prior to such termination) owed to you as of the date of such termination, you shall be entitled to (i) receive monthly severance payments over a twelve month period totaling $2.0 million (subject to applicable taxes and withholding), commencing on the first regularly scheduled payroll date that is more than 30 days following the date of such termination or resignation, and (ii) accelerated vesting of the Options and RSUs as provided for in Annex A, in each case conditioned on your compliance with your post-termination obligations and your execution, delivery and non-revocation, within thirty days following the date of such termination or resignation, of a general release in favor of the Company and its affiliates in the form attached hereto as Exhibit B, and subject to paragraph 2(f) of the Non-Competition, Non-Solicitation and Non-Disclosure Agreement dated as of September 2, 2014.

You will perform your duties diligently and to the best of your ability and will comply with Fifth Street’s policies and procedures, which will be provided to you at the start of your employment. It is your responsibility to read and understand these policies and procedures, and if you have any questions now or in the future, it is your responsibility to make the appropriate inquiries.

4. Non-Solicitation and Non-Disclosure. As a condition to your employment, you will be required to execute a Non-Competition, Non-Solicitation and Non-Disclosure Agreement, a copy of which is provided with this offer letter.

5. Representations. As a condition to your employment, you represent and warrant as to the matters set forth in Annex C hereto.

6. Miscellaneous. We are required by law to confirm your eligibility for employment in the United States. Thus, you will be required to provide proof of your eligibility to work in the U.S. on your start date. This offer is subject to our satisfaction with the results of a background check. This offer is also subject to the provisions of Annex D hereto, with respect to matters arising under Sections 409A and 4999/280G of the Internal Revenue Code.

Fifth Street | 777 West Putnam Avenue, 3rd Floor | Greenwich, CT 06830 | 203-681-3600 | 203-681-3879 (fax) | www.fifthstreetfinance.com

Mr. Todd Owens

[_____], 2014

This offer letter (together with the Non-Competition, Non-Solicitation and Non-Disclosure Agreement) sets forth the entire agreement and understanding between us and you relating to your employment and supersedes all prior discussions between us.

All payments pursuant to this offer letter will be subject to applicable withholding taxes.

If this offer of employment is acceptable to you, please sign a copy of this letter and return it to me on or before _____________, 2014.

We look forward to having you join our team!

Sincerely,

Bernard D. Berman

Fifth Street | 777 West Putnam Avenue, 3rd Floor | Greenwich, CT 06830 | 203-681-3600 | 203-681-3879 (fax) | www.fifthstreetfinance.com

Mr. Todd Owens

[_____], 2014

I accept your offer of employment. I represent that I have never been convicted of a felony or a crime involving moral turpitude, and I have not engaged in any conduct which could reasonably tend to bring Fifth Street or any of its affiliates into public disgrace or disrepute. I have never been sanctioned, reprimanded or otherwise punished by the U.S. Securities and Exchange Commission. No oral commitments have been made concerning my employment. I understand that my employment is at-will and can be terminated by either party at any time, with or without cause and with or without notice. I specifically acknowledge and agree that I am an exempt employee and am therefore not eligible to receive overtime pay.

Signature ______________________________

Print Name _____________________________

Date __________________________________

Fifth Street | 777 West Putnam Avenue, 3rd Floor | Greenwich, CT 06830 | 203-681-3600 | 203-681-3879 (fax) | www.fifthstreetfinance.com

Mr. Todd Owens

[_____], 2014

Annex A – Option and RSU Terms

1.	Option Category and Term: The Options will have an option term of ten years. The actual number of such options to be granted will be determined based on final valuation determinations with respect to such options as of the date of grant. The options granted to you will have an exercise price that is no less than fair market value of FSAM Class A common stock on the date of grant.

2.	Restricted Stock Units: You will be granted RSUs representing the right to receive shares of FSAM Class A common stock subject to fulfillment of vesting and other conditions.

3.	Vesting and Exercise:
a.	Options – Monthly vesting of 1/36th of the Options, commencing on the 3rd anniversary of the date of grant, subject to continued employment.
b.	RSUs – Monthly vesting of 1/36th of the RSUs, commencing on the 3rd anniversary of the date of grant, subject to continued employment.
c.	Accelerated Vesting of Options and RSUs
i.	Upon a termination by the Company without Cause or termination by you for Good Reason, in each case after the Grant Date:
1.	Options – Vesting to be determined based on full months of service from date of grant plus 12 months as a percentage of 72 months (without regard to the vesting schedule set forth in 3a. above).
2.	RSUs – Vesting to be determined based on full months of service from date of grant plus 12 months as a percentage of 72 months (without regard to the vesting schedule set forth in 3b. above).
ii.	Upon a “Change of Control” while you are employed – In the event that Leonard Tannenbaum and his affiliated entities collectively cease to have beneficial voting control of FSAM (or, if an IPO has not occurred, of Fifth Street Holdings, LP), 100% of your then unvested Options and RSUs shall vest.
d.	Exercise – All Options will be exercisable within 1 year following termination by the Company without Cause or by you for Good Reason; in other cases, exercise terms will be as provided for under the terms of grant.
e.	Manner of Exercise – Options to be subject to the same manner of exercise afforded to other senior executives receiving options in FSAM, including broker assisted cashless exercise if available.
f.	Settlement of RSUs – No later than 60 days following each vesting date, one share of FSAM Class A common stock shall be issued for each RSU that becomes vested on such vesting date.

Fifth Street | 777 West Putnam Avenue, 3rd Floor | Greenwich, CT 06830 | 203-681-3600 | 203-681-3879 (fax) | www.fifthstreetfinance.com

Mr. Todd Owens

[_____], 2014

4.	Liquidity on Shares Realized Upon Exercise and Settlement

a.	Options – 100% of the net option shares acquired upon exercise of the vested Options may be sold as follows: 25% after the 6th anniversary of the Grant Date, an additional 25% after the 7th anniversary of the Grant Date, an additional 25% after the 8th anniversary of the Grant Date, and an additional 25% after the 9th anniversary of the Grant Date.
b.	RSUs – 100% of the net shares acquired upon settlement of vested RSUs may be sold as follows: 25% after the 6th anniversary of the Grant Date, an additional 25% after the 7th anniversary of the Grant Date, an additional 25% after the 8th anniversary of the Grant Date, and an additional 25% after the 9th anniversary of the Grant Date.
c.	Following Termination By Company without Cause/Termination by you for Good Reason – 50% of option shares held by you resulting from your exercise of the Options may be sold within the first year immediately following such termination, and all option shares held by you resulting from your exercise of Options may be sold after the 1st anniversary of such termination. 50% of the shares received upon vesting of RSUs may be sold within the first year immediately following such termination, and all such shares received upon vesting of RSUs may be sold after the 1st anniversary of such termination.

Other Restrictions – In all cases you shall remain subject to any restrictions on the sale of options shares or RSUs arising under applicable law or imposed by the Company or its underwriters in connection with any capital markets transactions or securities trading policies, in each case to the extent equally applicable to all current senior executives of comparable status (other than the Chairman).

5.	Other Provisions
a.	The foregoing terms will be reflected in, and subject to, one or more written Option and RSU agreements as soon as reasonably practicable following the effective date of grant, dated as of such grant date. Except as provided for above, the terms of the Options and RSUs will be subject to the provisions of plan pursuant to which such Options and RSUs are granted, as well as the provisions of the Option and RSU grants, as the case may be, otherwise applicable to all senior executives of the Company (e.g. with respect to forfeiture, clawbacks and post-termination exercise periods).

Fifth Street | 777 West Putnam Avenue, 3rd Floor | Greenwich, CT 06830 | 203-681-3600 | 203-681-3879 (fax) | www.fifthstreetfinance.com

Mr. Todd Owens

[_____], 2014

Annex B- “Cause” and “Good Reason”

“Cause” for termination means: (i) the commission of, conviction or admission of, or plea of nolo contendere with respect to, a felony or a crime involving moral turpitude (other than a motor vehicle offense); (ii) conduct reasonably tending to bring the Company or its affiliates into public disgrace or disrepute or otherwise materially injurious to their business, reputation or goodwill; (iii) an act of fraud, misappropriation or embezzlement, (iv) gross negligence, willful misconduct or material breach of fiduciary duty; (v) breach of a material term or representation of this offer letter; (vi) commission of a reportable violation of any applicable banking, securities or commodities laws, rules or regulations that constitutes a serious offense or could or does result in a significant fine; (vii) violation of material policies, practices and standards of behavior of the Company or its affiliates (including, without limitation, any securities trading, conflict of interest or code of conduct policies); or (viii) a willful failure to follow the lawful directives of the Board or other governing body of the Company or material breach in the performance of your obligations under your offer letter, in each case under sub-clauses (vii) or (viii) which remains uncured by you after you have been provided with notice and ten (10) days to cure (to the extent curable). To the extent that within 120 days following your resignation or termination other than for “Cause” the Company determines that facts or circumstances existed that would have otherwise constituted “Cause” under sub-clauses (i)-(iii) or (vi) above, and such facts or circumstances were not actually known to the Company or should have otherwise been known to the Company through the exercise of reasonable care in each case at the time of such resignation or termination, then the Company may treat such resignation or termination as a termination for “Cause” for all purposes.

“Good Reason” shall mean the occurrence of any of the following events, without your express written consent, unless such events are cured by the Company within thirty (30) days following written notification by you to the Company that you intend to terminate your employment for one of the reasons set forth below:

(i)	Material diminution in your base salary at the rate in effect immediately prior to the reduction or the failure to pay you any salary or any earned and due bonus or incentive payments; or

(ii)	Material diminution in your duties, authorities or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law and other than in connection with any service on any informal management committees associated with the Company or its affiliates); or

(iii)	the termination of your rights to any material employee benefits, except to the extent that any such benefit is replaced with a comparable benefit, or a material reduction in scope or value thereof, other than as a result of across-the-board reductions or terminations affecting senior executives of comparable status of the Company generally; or

Fifth Street | 777 West Putnam Avenue, 3rd Floor | Greenwich, CT 06830 | 203-681-3600 | 203-681-3879 (fax) | www.fifthstreetfinance.com

Mr. Todd Owens

[_____], 2014

(iv)	a change by the Company in the location at which Executive performs his principal duties for the Company to a new location that is more than sixty (60) miles from Greenwich, CT.

You shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within thirty (30) days after the first occurrence of such circumstances (or any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by you), and in no event shall you be entitled to resign for “Good Reason” more than one hundred and eighty (180) days following the occurrence of any event alleged to constitute “Good Reason.”

Fifth Street | 777 West Putnam Avenue, 3rd Floor | Greenwich, CT 06830 | 203-681-3600 | 203-681-3879 (fax) | www.fifthstreetfinance.com

Mr. Todd Owens

[_____], 2014

Annex C-Representations and Warranties

You represent and warrant as to the following:

(i)	You are not in breach of any agreement requiring you to preserve the confidentiality of any information, client lists, trade secrets or other confidential information or any agreement not to compete, solicit clients or employees of, or interfere with, any prior employer, and that neither the execution of this offer letter nor the performance by you of your obligations hereunder as of the anticipated commencement date will conflict with, result in a breach of, or constitute a default under, any agreement or policy to which you are a party or to which you may be subject, including any garden leave or notice requirement prior to resigning your prior employment.

(ii)	You have not taken and will not take any confidential information from any prior employer and will not use any such information in performing your obligations hereunder but instead will rely on your generalized knowledge and skill in performing your services hereunder.

(iii)	You are not currently and have never been (a) the subject of any investigation by any prior employer or a party in any securities-related or banking litigation or arbitration proceeding; (b) the subject or target of any pending investigation, charge or complaint before a securities regulatory or self-regulatory organization, grand jury or any other forum; or (c) fined, sanctioned or otherwise found to have violated any securities related regulation by any governmental agency or self-regulatory organization, whether or not such finding resulted in statutory disqualification.

(iv)	You have disclosed any material information to the Company regarding your personal investments, professional affairs or any legal or regulatory matter of which you are aware that, if publicly disclosed hereafter, would adversely reflect on the business, reputation or goodwill of the Company or its affiliates.

Fifth Street | 777 West Putnam Avenue, 3rd Floor | Greenwich, CT 06830 | 203-681-3600 | 203-681-3879 (fax) | www.fifthstreetfinance.com

Mr. Todd Owens

[_____], 2014

(v)	You have not, within the preceding twenty-four (24) months, made a contribution to: (i) any person (including any election committee for the person) who is an incumbent, candidate or successful candidate for state or local office, including any such person who is running for federal office; (ii) a political action committee; or (iii) a state or local political party, other than those contributions that have been previously disclosed to the Company in writing.

(vi)	You have not had an event described in paragraph 9(d)(1)(i)-(viii) of Rule 506 under the Securities Act of 1933 (“Disqualifying Events”), copy of which has been provided to you, except as expressly disclosed in writing to the Company, and you (a) will immediately update any information provided to the Company in accordance with the foregoing sentence whenever it ceases to be accurate in any way and (b) agree to notify the Company immediately of the occurrence after the date hereof of any Disqualifying Event and provide the Company with such further information as the Company or its affiliates may request concerning any Disqualifying Events and consent to the disclosure of any such information as the Company or its affiliates may deem appropriate.

Fifth Street | 777 West Putnam Avenue, 3rd Floor | Greenwich, CT 06830 | 203-681-3600 | 203-681-3879 (fax) | www.fifthstreetfinance.com

Mr. Todd Owens

[_____], 2014

Annex D – Section 409A Matters

a.	It is intended that the provisions of the offer letter comply with Code Section 409A of the Internal Revenue Code, and all provisions of the offer letter shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. Notwithstanding the foregoing, the Company shall have no liability with regard to any failure to comply with Code Section 409A so long as it has acted in good faith with regard to compliance therewith.

b.	If, under the offer letter, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.

c.	A termination of employment shall not be deemed to have occurred for purposes of any provision of the offer letter providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of the Agreement, references to a “resignation,” “voluntary termination,” “termination,” “termination of employment” or like terms shall mean Separation from Service.

d.	If you are deemed on the date of termination of your employment to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then:

i.	With regard to any payment, the providing of any benefit or any distribution of equity upon separation from service that constitutes “deferred compensation” subject to Code Section 409A, such payment, benefit or distribution shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of your Separation from Service or (ii) the date of your death; and

ii.	On the first day of the seventh month following the date of your Separation from Service or, if earlier, on the date of your death, (x) all payments delayed pursuant to this Section (d) (whether they would otherwise have been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under the Agreement shall be paid or provided in accordance with the normal dates in accordance with the terms of the Agreement, and (y) all distributions of equity delayed pursuant to this Section (d) shall be made to you.

Fifth Street | 777 West Putnam Avenue, 3rd Floor | Greenwich, CT 06830 | 203-681-3600 | 203-681-3879 (fax) | www.fifthstreetfinance.com

Mr. Todd Owens

[_____], 2014

In determining the amounts that are subject to the six-month delay requirement described above, the Company shall use all exclusions from the six-month delay rule that are available to the payments made to you. Please be advised that the Company reserves the right to adopt an alternate method of complying with the six-month delay requirement which may result in you being deemed a specified employee.

e.	Whenever a payment under the offer letter specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

f.	With regard to any provision in the offer letter that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, of in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense occurred.

Annex D- Section 4999/280G Matters

In the event a nationally recognized accounting firm as shall be designated by the Company (the “Accounting Firm”) shall determine that receipt of all payments or distributions by the Company or any affiliate in the nature of compensation to or for your benefit, whether paid or payable pursuant to this offer letter or otherwise (a “Payment” and collectively, the “Payments”)) would subject you to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to this offer letter or otherwise (the “Agreement Payments”) to the Reduced Amount (as defined below). “Reduced Amount” shall mean the greatest amount of Agreement Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code if the Accounting Firm determines to reduce Agreement Payments.

Fifth Street | 777 West Putnam Avenue, 3rd Floor | Greenwich, CT 06830 | 203-681-3600 | 203-681-3879 (fax) | www.fifthstreetfinance.com

Mr. Todd Owens

[_____], 2014

EXHBIT B

WAIVER AND RELEASE AGREEMENT

1.	In consideration for the severance benefits to be provided to me under Section 3 of my amended and restated offer letter from Fifth Street Management LLC (the “Company”) dated as of [_____], 2014 (hereinafter referred to as the “Employment Agreement”) and accelerated vesting of the Options and RSUs as provided for in Annex A to the Employment Agreement, I, Todd Owens, on behalf of myself and my heirs, executors, administrators, attorneys and assigns, hereby waive, release and forever discharge FSC CT, Inc., Fifth Street Management LLC, Fifth Street Asset Management Inc. (“FSAM”), Fifth Street Holdings, L.P., Fifth Street Finance Corp., Fifth Street Senior Floating Rate Corp., Fifth Street Senior Loan Fund I Operating Entity, LLC, Fifth Street Senior Loan Fund II Operating Entity, LLC, Fifth Street Credit Opportunities Fund, L.P., Fifth Street Mezzanine Partners II, L.P., Fifth Street Capital LLC, Fifth Street Capital West, Inc., FSC, Inc., FSC Midwest, Inc., and any entities formed after the date hereof which engage any such entity to provide services, and any affiliates of such entities formed after the date hereof together with each of their respective subsidiaries, divisions and affiliates, whether direct or indirect, their respective joint ventures and joint venturers (including each of their respective directors, officers, employees, stockholders, partners and agents, past, present, and future), and each of their respective successors and assigns, members, branches, divisions, business units or groups, portfolio companies, agencies, predecessors, successors, assigns, any employee benefit plans established or maintained by any of the foregoing entities and each and all of their past, present or future officers, directors, employees, partners, members, trustees, plan administrators, agents, fiduciaries, shareholders, attorneys, representatives and advisors (hereinafter collectively referred to as “Releasees”), from any and all known or unknown actions, causes of action, claims or liabilities of any kind which have been or could be asserted against the Releasees, including, without limitation, those arising out of or related to my employment with and/or separation from employment with the Company and/or any of the other Releasees up to and including the date of this Waiver and Release Agreement, including but not limited to claims, actions, causes of action or liabilities arising under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, as amended, the Connecticut Fair Employment Practices Act, the Connecticut Human Rights and Opportunities Act, the Connecticut Equal Pay Law, the Connecticut Family and Medical Leave Act, the Connecticut Whistleblower Protection Law, the Connecticut Worker’s Compensation Retaliation Law, Connecticut Age Discrimination and Employee Benefits Law, the Connecticut Employment Privacy Law, the Connecticut Wage Payment Laws, the Connecticut Occupational Safety and Health Act, the New York Labor Law, the New York State and New York City Human Rights Laws, the Age Discrimination in Employment Act of 1967, the California Fair Employment and Housing Act, Cal. Gov’t Code §§ 12940 et seq.; the laws established by the California Department of Labor Standards Enforcement, e.g., Cal. Lab. Code §§ 200-272; wage and hour laws as set forth in the California Labor Code, and the opinions issued by the Department of Labor Standards Enforcement, any Wage Order promulgated by the California Industrial Welfare Commission, and the California Labor Code; Older Workers Benefit Protection Act, the Americans with Disabilities Act, The Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, as amended (other than with respect to any vested benefit as of the Separation Date), the Consolidated Omnibus Budget Reconciliation Act of 1985, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act and the Fair Labor Standards Act, and all other Federal, state or local laws.

Fifth Street | 777 West Putnam Avenue, 3rd Floor | Greenwich, CT 06830 | 203-681-3600 | 203-681-3879 (fax) | www.fifthstreetfinance.com

Mr. Todd Owens

[_____], 2014

Capitalized terms used, but not defined herein, shall have the meanings ascribed to such terms in the Employment Agreement.

2.          (a)          I also agree never to sue any of the Releasees or become party to a lawsuit on the basis of any claim of any type whatsoever arising out of or related to my employment with and/or separation from employment with the Company and/or any of the other Releasees (except for claims not released under Section 2(b) below) and/or to challenge the enforceability of this Waiver and Release Agreement, except I may bring a lawsuit to challenge this Waiver and Release Agreement under the ADEA.

(b)          Notwithstanding any provision of this Waiver and Release Agreement to the contrary, by executing this Waiver and Release Agreement, I am not releasing (i) claims to enforce this Waiver and Release Agreement and any rights or remedies in respect thereof and my rights under the provisions of the Employment Agreement that are intended to survive my termination of employment, (ii) claims that arise after the execution of the Waiver and Release Agreement or that cannot be released by law, (iii) rights to vested and accrued benefits under any applicable plan, agreement, program, award, policy or arrangement of the Company or any of their subsidiaries or affiliates, or (iv) any rights I may have to indemnification and D&O coverage under any applicable charter, by-laws or agreements with the Company or insurance policies in effect with respect to my period of service, or to obtain contribution as permitted by law in the event of entry of judgment against me as a result of any act or failure to act for which I, on the one hand, and any of the Releasees, on the other hand, are jointly liable.

3.          I further acknowledge and agree that if I breach the provisions of Paragraph 2 above, then (a) the Company shall be entitled to apply for and receive an injunction to restrain any violation of Paragraph 2 above, (b) the Company shall not be obligated to continue payment of severance benefits to me under Section 3 of the Employment Agreement or provide for the accelerated vesting of the Options under Section 3 of the Employment Agreement (except for any earned but unpaid base salary and any properly incurred but unpaid business expenses in accordance with Company policies), (c) I shall be obligated to pay to the Company its costs and expenses in enforcing this Waiver and Release Agreement and defending against such lawsuit (including court costs, expenses and reasonable legal fees), and (d) as an alternative to (c), at the Company’s option, I shall be obligated upon demand to repay to the Company all but $100 of severance benefits paid or made available to me under Section 3 of the Employment Agreement. I further agree that the foregoing covenants in this Paragraph 3 shall not affect the validity of this Waiver and Release Agreement and shall not be deemed to be a penalty nor a forfeiture.

4.          I further waive my right to any monetary recovery should any foreign, federal, state, or local administrative agency pursue any claims on my behalf arising out of or related to my employment with and/or separation from employment with the Company and/or any of the other Releasees. I also acknowledge that I have not suffered any on-the-job injury for which I have not already filed a claim. I knowingly and voluntarily waive the protection, if any, provided by California Civil Code Section 1542, which provides: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR." In connection with my waiver of this provision, I acknowledge that I may later discover facts different from or in addition to those that I know or believe to be true with respect to my claims and I agree that in such event this Release shall nonetheless remain effective in all respects.

Fifth Street | 777 West Putnam Avenue, 3rd Floor | Greenwich, CT 06830 | 203-681-3600 | 203-681-3879 (fax) | www.fifthstreetfinance.com

Mr. Todd Owens

[_____], 2014

5.          I further waive, release and discharge Releasees from any reinstatement rights I have or could have and agree that, unless otherwise solicited, I will not at any time in the future apply for, or otherwise seek, employment with the Company or any of its subsidiaries, affiliates or divisions.

6.          Upon the reasonable request of the Company from time to time after the date hereof, I also agree to testify on behalf of the Company, at deposition, trial or hearing or in an affidavit or otherwise, in connection with any litigation or claim or action brought against the Company by any present or former employee (including but not limited to those employees or former employees whom I supervised or managed while employed by the Company), including but not limited to any litigation or claim or action brought under the state workers’ compensation laws (a “Cooperation”); provided such Cooperation is not contrary to my own legal interests or the legal interests of my employer and the Company promptly reimburses me in accordance with Company policy for reasonable costs and expenses incurred by me as a result of providing such Cooperation.

7.          I acknowledge that I have been given at least [twenty-one (21)][forty-five (45)]1 days to consider this Waiver and Release Agreement thoroughly. If executed prior to the end of such [twenty-one (21)][forty-five (45)] day period, I acknowledge that I voluntarily waive the balance of such period.

8.          I acknowledge that I have been advised in writing to consult with an attorney at my own expense prior to signing this Waiver and Release Agreement.

9.          I understand that I may revoke this Waiver and Release Agreement within seven (7) days after its signing and that any revocation must be made in writing and submitted within such seven day period to [__________]. I further understand that if I revoke this Waiver and Release Agreement, I shall not receive severance benefits under Section 3 the Employment Agreement.

10.          I also understand that the severance benefits under the Employment Agreement which I will receive in exchange for signing and not later revoking this Waiver and Release Agreement (as provided for in Paragraph 1) are in addition to anything of value to which I already am entitled.

11.          BOTH PARTIES FURTHER UNDERSTAND THAT, EXCEPT AS OTHERWISE PROVIDED HEREIN, THIS WAIVER AND RELEASE AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS TO DATE.

12.          It is the desire and intent of the parties that the provisions of this Release shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. I acknowledge and agree that if any provision of this Waiver and Release Agreement is found, held or deemed by a court of competent jurisdiction to be void, invalid, unlawful or unenforceable under any applicable statute or controlling law, this Release shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid, unlawful or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made, and the remainder of this Waiver and Release Agreement shall continue in full force and effect.

1 Applicable period to conform to that required by law based on circumstances at the time of termination.

Fifth Street | 777 West Putnam Avenue, 3rd Floor | Greenwich, CT 06830 | 203-681-3600 | 203-681-3879 (fax) | www.fifthstreetfinance.com

Mr. Todd Owens

[_____], 2014

13.          This Waiver and Release Agreement in all respects shall be interpreted, enforced and governed under applicable federal law and in the event reference shall be made to State law, the internal laws of the State of Connecticut shall apply.

14.          I further acknowledge and agree that I have carefully read and fully understand all of the provisions of this Waiver and Release Agreement and that I voluntarily enter into this Waiver and Release Agreement by signing below and without reservation or duress and assent to all the terms and conditions contained herein. No promises or representations, written or oral, have been made to me by any person to induce me to sign this Waiver and Release Agreement other than the payments and benefits as set forth herein.

15.          This Waiver and Release Agreement, together with my Employment Agreement and the Non-Competition, Non-Solicitation and Non-Disclosure Agreement dated September 2, 2014, integrates the whole of all agreements and understandings between the Company and me concerning the subject matter of this Waiver and Release Agreement and any other dealings between the Company, the Releasees and me. This Waiver and Release Agreement supersedes all prior negotiations, discussion or agreements relating to the subject matter of this Waiver and Release Agreement, if any, between the Company and/or the Releasees, on the one hand, and me, on the other hand.

Signature:		Date:

Todd Owens

FIFTH STREET MANAGEMENT LLC

By:		Date:

Name:

Title:

Fifth Street | 777 West Putnam Avenue, 3rd Floor | Greenwich, CT 06830 | 203-681-3600 | 203-681-3879 (fax) | www.fifthstreetfinance.com